JOHN HANCOCK CAPITAL SERIES
                               601 Congress Street
                              Boston, MA 02210-2805


July 1, 2006


John Hancock Funds, LLC
601 Congress Street
Boston, MA  02210-2805

Ladies and Gentlemen:

     Pursuant to Section 14 of the Distribution Agreement dated as of August 1, 1991 between John Hancock Capital Series (the "Trust") and John Hancock Broker Distribution Services, Inc., now known as John Hancock Funds, LLC, please be advised that the Trust has established a new series of its shares, namely, John Hancock Classic Value Fund II (the "Fund"), and please be further advised that the Trust desires to retain John Hancock Funds, LLC to serve as distributor and principal underwriter under the Distribution Agreement for the Fund.

     Please indicate your acceptance of this responsibility by signing this letter as indicated below.

                                      JOHN HANCOCK CAPITAL SERIES
                                      On behalf of
                                      John Hancock Classic Value Fund II



                                      By:  /s/ Keith F. Hartstein
                                           ----------------------
                                           Keith F. Hartstein
                                           President and Chief Executive Officer



JOHN HANCOCK FUNDS, LLC



By:  /s/ Alfred P. Ouellette
     -----------------------
     Alfred P. Ouellette
     Assistant Secretary